Exhibit 99.1

VAALCO ANNOUNCES RETIREMENT OF ROBERT H. ALLEN

FROM BOARD OF DIRECTORS

HOUSTON, TEXAS – April 17, 2013 – VAALCO Energy, Inc. (NYSE: EGY) today announced that Robert H. Allen, 85, will retire from the Board of Directors of VAALCO after the Company’s 2013 Annual Meeting of Stockholders on June 5, 2013. Mr. Allen has served as a Director for VAALCO since 2003 and will not seek re-election.

“We are very grateful for Bob’s contributions to VAALCO’s Board, and wish him the best of luck in his future pursuits,” said Robert Gerry, Chairman and CEO. “During Bob’s tenure, we have built out our infrastructure offshore Gabon and diversified VAALCO’s portfolio of assets. Bob’s leadership and experience has been a great resource for VAALCO and we thank him for his valuable service.”

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The company’s properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

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